The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140859

SUBJECT TO COMPLETION DATED AUGUST 4, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2007)

$

The Dow Chemical Company

$                     % Notes due 2012

$                     % Notes due 2015

The notes due 2012 will bear interest at the rate of     % per year and the notes due 2015 will bear interest at the rate of     % per year. The interest rate on the notes may be adjusted under the circumstances described in this prospectus supplement under “Description of the Notes—Interest Rate Adjustment.” Interest on the notes will be payable on              and              of each year, beginning             , 2010. The notes due 2012 will mature on             , 2012 and the notes due 2015 will mature on             , 2015. We may redeem the notes at our option, at any time in whole, or from time to time in part, at the applicable redemption prices set forth under “Description of the Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders as described under “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-10.

	Per Note due 2012		Total	Per Note due 2015		Total
Public offering price (1)%			$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to us		%	$		%	$

(1)	Plus accrued interest from August , 2009 if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V. as operator of the Euroclear System, on or about August     , 2009.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	HSBC	Morgan Stanley

August     , 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted.

You should not assume that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of this prospectus supplement or the accompanying prospectus, or the date on the report incorporated by reference or the information contained therein, as the case may be.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus dated February 23, 2007, which is part of our Registration Statement on Form S-3 (No. 333-140859) and contains more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Dow,” “we,” “us,” “our,” and “Company” refer to The Dow Chemical Company and its consolidated subsidiaries, which, prior to April 1, 2009, did not include Rohm and Haas Company and its subsidiaries and, since April 1, 2009, has included Rohm and Haas Company and its subsidiaries. References to “TDCC” refer to The Dow Chemical Company excluding its subsidiaries. References to “Rohm and Haas” refer to Rohm and Haas Company and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein by reference, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. We intend words such as “believes,” “anticipates,” “may,” “should,” “could,” “plans,” “expects” and similar expressions to identify forward-looking statements. The forward-looking statements involve risks and uncertainties that may affect our operations, markets, products, services, prices and other factors as more fully discussed elsewhere in this prospectus supplement and in the documents incorporated herein by reference. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents that we have filed with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference. It does not contain all of the information that is important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated herein by reference, including the financial statements and notes thereto, prior to deciding whether to purchase the notes.

Dow’s Business

Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.5 billion and employed approximately 46,000 people worldwide, with approximately 6,000 engaged in various research and development activities. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide. Dow conducts its worldwide operations through global businesses, which are reported in eight operating segments, as shown below.

•

Electronic and Specialty Materials, consisting of the Electronic Materials and Specialty Materials businesses, and the Company’s share of the results of Dow Corning Corporation, a joint venture of the Company;

•	Coatings and Infrastructure, consisting of the Adhesives and Functional Polymers; Dow Building and Construction; and Dow Coating Materials businesses;

•	Health and Agricultural Sciences, consisting of Dow AgroSciences and the Agrofresh business;

•	Performance Systems, consisting of the Automotive Systems; Dow Elastomers; Dow Wire and Cable; Polyurethane Systems and Epoxy Systems; Dow Fiber Solutions; and Dow Oil and Gas businesses;

•

Performance Products, consisting of the Amines; Emulsion Polymers; Epoxy; Oxygenated Solvents; Performance Fluids, Polyglycols, and Surfactants; Performance Monomers; and Polyurethanes businesses; the results of the Dow Haltermann and SAFECHEM subsidiaries; and a portion of the results of the OPTIMAL Group of Companies and the SCG-Dow Group, joint ventures of the Company;

•

Basic Plastics, consisting of the Polyethylene; Polypropylene; Styrenics; Polycarbonate and Compounds and Blends; and Basic Plastics Licensing and Catalyst businesses; along with the results of Equipolymers, Americas Styrenics LLC, and Univation Technologies, LLC, as well as a portion of the results of EQUATE Petrochemical Company K.S.C. and the SCG-Dow Group, all joint ventures of the Company;

•

Basic Chemicals, consisting of the Chlor-Alkali/Chlor-Vinyl, Ethylene Oxide/Ethylene Glycol, and Chlorinated Organics businesses, along with the results of MEGlobal, and a portion of the results of EQUATE Petrochemical Company K.S.C. and the OPTIMAL Group of Companies, all joint ventures of the Company; and

•

Hydrocarbons and Energy, consisting of the Hydrocarbons and Energy business, along with the results of Compañía Mega, S.A., and a portion of the results of the SCG-Dow Group, both joint ventures of the Company.

In 2008, Dow sold approximately 3,300 products and its services to customers in approximately 160 countries throughout the world. Thirty-six percent of its sales were to customers in North America; 38 percent were in Europe; while the remaining 26 percent were to customers in Asia Pacific, Latin America, India, the Middle East and Africa.

In 2008, Dow’s net sales increased 7 percent over 2007 to $57.5 billion, setting a new sales record for Dow, as a 12 percent increase in prices outweighed a 5 percent decline in volume. The increase in prices was principally in response to higher feedstock and energy purchased costs, which were up $5.9 billion compared with 2007. Reported earnings in 2008 of $579 million declined from $2,887 million in 2007. The earnings decline in 2008 was largely due to a deterioration in global demand, higher feedstock and energy and other raw material costs, lower equity in earnings from nonconsolidated affiliates reflecting demand destruction, goodwill impairment losses, and the impact of a restructuring plan announced toward the end of 2008 as part of a series of actions to advance Dow’s strategy and respond to the recent, severe economic downturn. The restructuring plan included the elimination of approximately 5,000 jobs (including planned divestitures) and the closure of facilities in high-cost locations. In addition, Dow announced the temporary idling of nearly 200 plants. Overall, Dow’s focus on price and volume management and control of discretionary spending helped to partially offset deteriorating results in a challenging economic environment. In 2008, Dow reported strong cash flow from operating activities of $4.7 billion and ended the year with $2.8 billion of cash and cash equivalents.

Dow had net sales of $20,363 million for the six months ended June 30, 2009, a decrease of 35 percent compared with net sales of $31,140 million reported for the six months ended June 30, 2008. Net sales for the six months ended June 30, 2009 include net sales for Rohm and Haas from April 1, 2009 only. On a pro forma basis, sales for the first half of 2009 were $22,132 million, down 39 percent from $36,208 million , as prices declined 20 percent, driven principally by decreases in feedstock and energy costs (which were down $6.7 billion or 50 percent), while volume declined 19 percent due to an overall decrease in global demand. “Net income (loss) available for The Dow Chemical Company common stockholders” for the six months ended June 30, 2009 was a net loss of $462 million, down from net income of $1,703 million for the six months ended June 30, 2008. Results for the first half of 2009 were reduced by net pretax restructuring charges of $681 million ($462 million after tax); a one-time pretax increase in cost of sales of $209 million ($132 million after tax) related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter; pretax transaction and other acquisition costs related to the Rohm and Haas acquisition of $134 million ($102 million after tax); and our $29 million share ($27 million after tax) of a restructuring charge recorded in the first quarter by Dow Corning Corporation. Despite significantly lower feedstock and energy costs and our cost control efforts, earnings declined due to lower selling prices and lower volume, as well as a decline in our equity in the earnings of nonconsolidated affiliates, as our joint ventures were also impacted by poor economic conditions.

Dow continues to implement a strategy designed to reduce earnings cyclicality and improve earnings growth by increasing investments in the Performance businesses and growing the Basics businesses through cost-advantaged joint ventures. In furtherance of this strategy, on April 1, 2009, Dow acquired Rohm and Haas Company (the “Merger”). The Merger was financed initially with borrowing approximately $9.2 billion under a term loan (the “Term Loan”) from a syndicate of lenders, and the proceeds of the issuance of $4 billion of cumulative convertible perpetual preferred stock, Series A, $2.5 billion of cumulative perpetual preferred stock, Series B (“Series B Preferred Stock”) and $500 million of a separate series of cumulative convertible perpetual preferred stock, Series C (“Series C Convertible Preferred Stock”). These financing transactions are referred to as the “Financing Transactions,” and together with the Merger, are referred to as the “Original Transactions.”

Following the Original Transactions, through a series of transactions, we (i) consummated a public offering of 150,000,000 shares of our common stock, including shares offered by certain selling stockholders, (ii) consummated a public offering of senior notes in the aggregate amount of $6 billion, including notes offered by certain selling noteholders, (iii) repurchased from the Series B Preferred Stock investors all shares of our

Series B Preferred Stock in consideration for shares of our common stock and our 8.55% Notes due 2019, all of which were subsequently resold by such investors as part of our public equity and debt offerings described in (i) and (ii) above, (iv) issued 36,698,005 shares of our common stock to the employee stock ownership component of The Dow Chemical Company Employees’ Savings Plan, (v) used the net proceeds from the issuance of our common stock and debt securities to repay approximately $1.6 billion of our borrowings under our revolving credit facility and approximately $4.5 billion of our borrowings under the Term Loan and (vi) converted all shares of the Series C Convertible Preferred Stock into 30,997,900 shares of our common stock, all of which were sold by the Series C Convertible Preferred Stock investors in a forward sale offering (all such transactions, together with the Original Transactions, the “Transactions”).

For more information concerning Dow’s business, see “The Business of The Dow Chemical Company.”

Recent Developments

In May 2009, we announced a definitive agreement for the sale of our 45 percent ownership stake in Total Raffinaderij Nederland N.V. for an enterprise value expected to be approximately $725 million. The transaction remains subject to regulatory and other approvals and is expected to close in 2009.

On June 30, 2009, we sold the Calcium Chloride business and recognized a $162 million pretax gain. The results of operations related to the Calcium Chloride business have been reclassified and reported as discontinued operations for all periods presented.

On July 9, 2009, the preferred partnership units and accrued dividends of Tornado Finance V.O.F., our consolidated foreign subsidiary, were redeemed for a total of $520 million. The preferred partnership units were previously classified as “Preferred Securities of Subsidiaries” in our consolidated balance sheets, and distributions were included in “Net income attributable to noncontrolling interests” in our consolidated statements of operations. At June 30, 2009, the $500 million of preferred securities were classified as “Accrued and other current liabilities” and $20 million of accrued dividends were classified as “Dividends payable” in our consolidated balance sheets.

On July 30, 2009, we announced that we had reached an agreement to sell our ownership stake in OPTIMAL for $660 million. The formal signing and exchange of the related definitive agreements is expected to take place during the first week of August. The transaction remains subject to customary conditions and approvals and is expected to close in the third quarter of 2009.

On July 31, 2009, the Company entered into a definitive agreement for the sale of certain acrylic monomer and specialty latex assets, as required by the United States Federal Trade Commission (“FTC”), for approval of the April 1, 2009 acquisition of Rohm and Haas. The transaction is subject to approval by the FTC and other customary closing conditions, and is expected to close in the second half of 2009.

Our principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and our telephone number is (989) 636-1000. Our Internet website address is www.dow.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Summary Historical Financial and Other Data of Dow

The following summary historical financial and other data of Dow should be read in conjunction with our consolidated financial statements, and the notes relating thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the information included herein under the caption “Selected Historical Financial and Other Data of Dow.” Results of Rohm and Haas are included in our consolidated results from the acquisition date forward. The results of operations related to the calcium chloride business have been reclassified and reported as discontinued operations for all periods presented.

	Six months Ended June 30,			Year Ended December 31,
(dollars in millions) (unaudited)	2009	2008		2008		2007		2006
Statements of Operations Data:
Net sales	$20,363	$31,140		$57,361		$53,375		$49,009
Cost of sales	17,902	27,505		51,913		46,302		41,448
Income (loss) from continuing operations before income taxes	(684)	2,271		1,277		4,192		4,938
Net income (loss) attributable to The Dow Chemical Company (1)	(320)	1,703		579		2,887		3,724

Balance Sheets Data (end of period):
Total assets	$66,168	$52,153		$45,474		$48,801		$45,581
Total current assets	18,383	21,331		16,060		18,654		17,209
Total current liabilities	11,127	14,387		13,108		12,445		10,601
Working capital (2)	7,256	6,944		2,952		6,209		6,608
Property	51,673	49,273		48,391		47,708		44,381
Net property	17,377	14,624		14,294		14,388		13,722
Notes payable	695	2,225		2,360		1,548		219
Long-term debt due within one year	1,090	1,051		1,454		586		1,291
Long-term debt	21,983	8,116		8,042		7,581		8,036
Total debt (3)	23,768	11,392		11,856		9,715		9,546
Total equity (4)	20,223	20,370		13,580		19,803		17,430
Preferred securities of subsidiaries	—	1,000		500		1,000		1,000

Financial Ratios:
Income (loss) from continuing operations before income taxes as a percent of net sales	(3.4)%	7.3%		2.2%		7.9%		10.1%
Return on stockholders’ equity (5)	(4.7)	16.9		4.3		14.9		21.8
Debt as a percent of total capitalization (6)	54.0	34.8		45.7		31.8		34.1
Ratio of earnings to fixed charges (7)	—	6.2	x	2.3	x	5.3	x	6.0	x

(1)	Changed from “Net income (loss) available for common stockholders” due to retrospective application of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

(2)	“Working capital” equals “Total current assets” minus “Total current liabilities.”

(3)	“Total debt” equals “Notes payable” plus “Long-term debt due within one year” and “Long-term debt.”

(4)	Impact of retrospective application of SFAS No. 160 to equity section of balance sheets:

	Six Months Ended June 30,			Year Ended December 31,
(dollars in millions)	2009		2008	2008		2007	2006
Net stockholders’ equity (as reported prior to January 1, 2009)	$19,719	(1)	$20,133	$13,511	(1)	$19,389	$17,065
Noncontrolling interests (2)	504		237	69		414	365

Total equity	$20,223		$20,370	$13,580		$19,803	$17,430

(1)	Now shown as “The Dow Chemical Company’s stockholders’ equity.”

(2)	Changed from “Minority interest in subsidiaries.”

(5)	“Return on stockholders’ equity” equals “Net income (loss) available for The Dow Chemical Company common stockholders” divided by “Net stockholders’ equity.” “Net income (loss) available for The Dow Chemical Company common stockholders” is annualized for purposes of the six-month calculations.

(6)	“Debt as a percent of total capitalization” equals “Total debt” divided by “Total debt” plus “Preferred securities of subsidiaries” and “Total equity.”

(7)	For the six month period ended June 30, 2009, the Company’s earnings were insufficient to cover fixed charges by $274 million. The six month period ended June 30, 2009 included restructuring charges of $681 million, a one-time increase in cost of sales related to fair valuation of Rohm and Haas inventories of $209 million and acquisition-related costs of $134 million.

On a pro forma basis giving effect to the Transactions, earnings for the six months ended June 30, 2009 were insufficient to cover fixed charges by $969 million. Earnings for the year ended December 31, 2008 fully covered fixed charges at a ratio of 1.2x. Unlike the Unaudited Pro Forma Combined Condensed Financial Information, the numbers on a pro forma basis do not give effect to the sale of the salt business of Morton International Inc. (“MII”) and the application of assumed proceeds to reduce our borrowings under the Term Loan.

For the purposes of these ratios, earnings consist of income (loss) from continuing operations before income taxes, noncontrolling interests and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

Summary Unaudited Pro Forma Combined Condensed

Financial Information

The following summary unaudited pro forma combined condensed financial information of Dow has been prepared to assist you in your analysis of the financial effects of the Transactions using the historical consolidated financial statements of Dow and Rohm and Haas.

The following tables set forth summary unaudited pro forma combined condensed statement of operations of Dow giving effect to the Transactions, using the acquisition method of accounting, as if the Transactions had occurred on January 1, 2008 and after giving effect to the pro forma adjustments. No pro forma balance sheet is included as the Transactions are already reflected in the balance sheet as of June 30, 2009.

In addition to presenting the effects of the Transactions, the pro forma adjustments reflect (i) the sale of the MII salt business and the application of assumed proceeds to reduce our borrowings under the Term Loan and (ii) the divestitures of the businesses required by the FTC as a condition of its approval of the Merger.

You should read this information in conjunction with “Unaudited Pro Forma Combined Condensed Financial Information,” “Selected Historical Financial and Other Data of Dow” and the consolidated financial statements and related notes of Dow and Rohm and Haas incorporated by reference into this prospectus supplement.

The Dow Chemical Company and Subsidiaries

Summary of Unaudited Pro Forma Combined Condensed Statements of Operations

For the Year Ended December 31, 2008

(In millions, except per share amounts)	Dow	Rohm and Haas	Pro Forma Adjustments	Pro Forma Combined
Net sales	$57,361	$9,563	$(2,283)	$64,641
Cost of sales	51,913	7,165	(1,888)	57,190
Income from Continuing Operations Before Income Taxes	1,277	561	(1,598)	240
Net Income (Loss) from Continuing Operations Attributable to The Dow Chemical Company	551	480	(1,039)	(8)
Net Income (Loss) from Continuing Operations Available to The Dow Chemical Company Common Stockholders	$551	$480	$(1,379)	$(348)

Share data
Earnings (loss) per common share - basic	$0.59			$(0.31)
Earnings (loss) per common share - diluted	$0.59			$(0.31)

See Notes to the “Unaudited Pro Forma Combined Condensed Financial Statements.”

For the Six Months Ended June 30, 2009

(In millions, except per share amounts)	Dow	Rohm and Haas	Pro Forma Adjustments	Pro Forma Combined
Net sales	$20,363	$1,769	$(837)	$21,295
Cost of sales	17,902	1,382	(563)	18,721
Income (Loss) from Continuing Operations Before Income Taxes	(684)	(58)	(628)	(1,370)
Net Income (Loss) from Continuing Operations Attributable to The Dow Chemical Company	(434)	(31)	(403)	(868)
Net Income (Loss) from Continuing Operations Available to The Dow Chemical Company Common Stockholders	$(576)	$(31)	$(431)	$(1,038)

Share data
Earnings (loss) per common share - basic	$(0.59)			$(0.94)
Earnings (loss) per common share - diluted	$(0.59)			$(0.94)

See Notes to the “Unaudited Pro Forma Combined Condensed Financial Statements.”

The Offering

Issuer	The Dow Chemical Company

Securities Offered by Us	$ of % notes due 2012

$             of     % notes due 2015

Maturity	The notes due 2012 will mature on , 2012. The notes due 2015 will mature on , 2015.

Interest	Interest will accrue from , 2009 at the rate of % per year, in the case of the notes due 2012 and % per year, in the case of the notes due 2015. Interest on the notes will be payable semi-annually in arrears on and of each year, beginning , 2010.

Interest Rate Adjustment	The interest rate payable on the notes of each series will be subject to adjustment from time to time if Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to such series of notes as described under “Description of the Notes—Interest Rate Adjustment.”

Optional Redemption	We may redeem the notes at our option, at any time in whole, or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement), plus          basis points.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. At June 30, 2009, we had approximately $23.1 billion in principal amount of long-term indebtedness outstanding on a consolidated basis, of which $4.5 billion of subsidiary indebtedness would be structurally senior to the notes.

Use of Proceeds	The proceeds from this offering to be received by us will be used by us (a) to repay a portion of our borrowings under the Term Loan and (b) for refinancings, renewals, replacements and refundings of outstanding indebtedness. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and if applicable, the first interest payment date) and ranking equally and ratably with the notes of a series offered hereby in all respects, as described under “Description of the Notes—General.” Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain United States Federal Tax Considerations	For a summary of certain United States federal tax considerations relating to the purchase, ownership and disposition of the notes, see “United States Federal Tax Considerations.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The factors described below represent our principal risk factors.

Risks Relating to Our Business

For a discussion of the risks related to our business and industries, see “Part II—Other Information—Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Risks Relating to the Merger and Related Financing Transactions

We substantially increased our leverage in order to finance the Merger.

To finance a portion of the Merger, we entered into the Term Loan with a syndicate of banks. As of June 30, 2009, we had $23.8 billion of consolidated indebtedness. On April 1, 2009, we borrowed $9.2 billion under the Term Loan in connection with the Merger and as of June 30, 2009, we had $4.1 billion outstanding. We also had $900 million outstanding under our revolving credit facility. For additional information, see “Capitalization.” Increased indebtedness may increase our vulnerability to adverse economic conditions and reduce our flexibility to respond to changing business and economic conditions or fund capital expenditure or working capital needs because we will require additional funds to service our indebtedness. Our ratio of total indebtedness to capitalization at June 30, 2009 was 54.0%. After giving effect to the Transactions, for the year ended December 31, 2008, we would have had pro forma interest expense of $1,816 million compared to our historical interest expense of $648 million for the same period.

Additionally, the Term Loan expires on April 1, 2010. Although the Term Loan may be extended at our option, subject to certain conditions, for a maximum of $8 billion, such extension would increase our costs of indebtedness as it would require the payment of an extension fee and would increase the interest rate of the term loan on the date of extension, on the 90th day following such date and on each successive 90th day thereafter.

Rohm and Haas may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, Rohm and Haas has become our subsidiary and we have effectively assumed all of Rohm and Haas’ liabilities, whether or not asserted. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. Additional information regarding Rohm and Haas’ contingent liabilities, including potential remedial and natural resource liabilities at Berry’s Creek and Wood-Ridge, New Jersey arising out of releases of contaminants from a former mercury manufacturing facility acquired by MII, can be found in Note 25: Contingent Liabilities, Guarantees and Commitments to Rohm and Haas’ audited financial statements and notes thereto for the year ended December 31, 2008 and Note 13: Contingent Liabilities, Guarantees and Commitments to Rohm and Haas’ interim financial statements and notes thereto for the three months ended March 31, 2009, included as Exhibits 99.1 and 99.2, respectively, to our Current Report on Form 8-K/A filed with the SEC on May 5, 2009, which is incorporated herein by reference.

We have incurred significant transaction, integration and restructuring costs in connection with the Merger.

We have incurred significant transaction costs related to the Merger. In addition, we as a combined company have incurred, and will continue to incur, integration and restructuring costs as we integrate Rohm and Haas businesses with our businesses. Although we expect that the realization of benefits and efficiencies related to the integration of the businesses may offset these transaction, integration and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all, which could adversely affect our financial condition and results of operations.

If we are unable to retain key Rohm and Haas personnel following the Merger, the combined business may suffer.

The success of the Merger will depend in part on our ability to retain key Rohm and Haas employees who will continue to be employed by us after the Merger. If these key employees terminate their employment, our sales, marketing or development activities might be adversely affected, management’s attention might be diverted from successfully integrating Rohm and Haas’ operations to hiring suitable replacements, we may not be able to locate suitable replacements for any such key employees that leave us, and our business may suffer.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and Rohm and Haas operated as separate companies prior to the Merger. We have had no prior history as a combined entity and our operations have been managed on a combined basis only since April 1, 2009. The pro forma financial information, which was prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Merger been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Merger. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect future events that may occur after the Merger, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Rohm and Haas, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions (with the exception of MII). The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Merger that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Risks Relating to the Notes

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

The notes are the senior unsecured obligations of TDCC and will rank equally in right of payment to TDCC’s other senior unsecured debt from time to time outstanding. The notes are not secured by any of TDCC’s assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

TDCC’s subsidiaries are separate and distinct legal entities from TDCC. TDCC’s subsidiaries have no obligation to pay any amounts due on the notes or to provide TDCC with funds to meet its payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by TDCC’s subsidiaries could be subject to statutory or contractual restrictions. Payments to TDCC by its subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. TDCC’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if TDCC is a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by TDCC. At June 30, 2009, we had approximately $23.1 billion in principal amount of long-term indebtedness (including the current portion thereof) outstanding on a consolidated basis, of which $4.5 billion of subsidiary indebtedness was structurally senior to the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. As discussed above, our short- and long-term credit ratings were recently downgraded. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

USE OF PROCEEDS

We expect the net proceeds to us from this offering will be approximately $             million (after deducting underwriting discounts and our estimated offering expenses). We intend to use all of such net proceeds (i) to repay a portion of our borrowings under the Term Loan, which we entered into to finance a portion of the Merger, and (ii) for refinancings, renewals, replacements and refundings of outstanding indebtedness. The borrowings under the Term Loan accrue interest at a rate per annum equal to either a base rate or LIBOR plus, in each case, an applicable margin (which interest rate currently is approximately 3.809%), and have a maturity date of April 1, 2010, which may be extended for one year for a maximum of $8 billion.

CAPITALIZATION

The following table sets forth, as of June 30, 2009, our consolidated cash and cash equivalents, short-term debt and long-term debt and equity on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby and the application of the net proceeds. See “Use of Proceeds.”

You should read this table in conjunction with “Selected Historical Financial and Other Data of Dow,” “Unaudited Pro Forma Combined Condensed Financial Information,” and the consolidated financial statements and related notes thereto which are incorporated by reference herein.

	At June 30, 2009 (dollars in millions)
	Actual	As Adjusted
Cash and cash equivalents	$2,648		$2,648

Short-term debt (includes notes payable and current maturities of long-term debt)	$1,785		$1,785

Long-term debt:
Revolving credit agreement	$900	$
Promissory notes and debentures	12,578
Term Loan	4,137
Other long-term debt	5,458
Notes due 2012 offered hereby	—
Notes due 2015 offered hereby	—
Less: current maturities of long-term debt	(1,090)

Total long-term debt	21,983

Equity:
Cumulative Convertible Perpetual Preferred Stock, Series A	4,000		4,000
Common stock (1)	2,906		2,906
Additional paid-in capital	2,010		2,010
Retained earnings	16,242		16,242
Accumulated other comprehensive loss	(4,047)		(4,047)
Unearned ESOP shares	(541)		(541)
Treasury stock at cost	(851)		(851)

The Dow Chemical Company’s stockholders’ equity	19,719		19,719

Noncontrolling interests	504		504

Total equity	20,223		20,223

Total long-term debt and equity	$42,206	$

(1)	This number does not give effect to the issuance of common stock upon conversion of any shares of our Cumulative Convertible Perpetual Preferred Stock, Series A.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF DOW

The following table sets forth selected historical financial and other data of Dow and, except as otherwise indicated below, is derived from our audited consolidated financial statements and unaudited consolidated financial statements. You should read the following information in conjunction with our consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. Results of Rohm and Haas are included in our consolidated results from the acquisition date forward. The results of operations related to the calcium chloride business have been reclassified and reported as discontinued operations for all periods presented.

	Six Months Ended June 30,			Year Ended December 31,
(dollars in millions) (unaudited)	2009	2008		2008		2007		2006		2005		2004
Statements of Operations Data:
Net sales	$20,363	$31,140		$57,361		$53,375		$49,009		$46,186		$40,063
Cost of sales	17,902	27,505		51,913		46,302		41,448		38,194		34,175
Research and development expenses	673	666		1,310		1,305		1,164		1,073		1,022
Selling, general and administrative expenses	1,106	1,012		1,966		1,861		1,660		1,542		1,434
Amortization of intangibles	134	47		92		72		50		55		81
Goodwill impairment losses	—	—		239		—		—		—		—
Restructuring charges	681	—		839		578		591		114		543
Purchased in-process research and development charges	—	—		44		57		—		—		—
Acquisition-related expenses	100	—		49		—		—		—		—
Gain on asset divestitures related to formation of nonconsolidated affiliates	—	—		—		—		—		—		563
Asbestos-related credit	—	—		54		—		177		—		—
Equity in earnings of nonconsolidated affiliates	187	525		787		1,122		959		964		923
Sundry income—net	20	83		89		324		137		755		136
Interest income	21	49		86		130		185		138		86
Interest expense and amortization of debt discount	679	296		648		584		616		702		747

Income (Loss) from continuing operations before income taxes	(684)	2,271		1,277		4,192		4,938		6,363		3,769
Provision (credit) for income taxes	(273)	536		651		1,230		1,142		1,769		867

Net income (loss) from continuing operations	(411)	1,735		626		2,962		3,796		4,594		2,902
Income from discontinued operations, net of income taxes	114	11		28		23		21		23		17

Income (Loss) before cumulative effect of change in accounting principle	(297)	1,746		654		2,985		3,817		4,617		2,919
Cumulative effect of change in accounting principle	—	—		—		—		—		(20)		—

Net income (loss) (1)	(297)	1,746		654		2,985		3,817		4,597		2,919

Net income attributable to noncontrolling interests (2)	23	43		75		98		93		82		122

Net income (loss) attributable to The Dow Chemical Company	(320)	1,703		579		2,887		3,724		4,515		2,797

Net income (loss) available for The Dow Chemical Company common stockholders (3)	$(462)	$1,703		$579		$2,887		$3,724		$4,515		$2,797

Balance Sheets Data (end of period):
Total assets	$66,168	$52,153		$45,474		$48,801		$45,581		$45,934		$45,885
Total current assets	18,383	21,331		16,060		18,654		17,209		17,404		15,890
Total current liabilities	11,127	14,387		13,108		12,445		10,601		10,663		10,506
Working capital (4)	7,256	6,944		2,952		6,209		6,608		6,741		5,384
Property	51,673	49,273		48,391		47,708		44,381		41,934		41,898
Net property	17,377	14,624		14,294		14,388		13,722		13,537		13,828
Notes payable	695	2,225		2,360		1,548		219		241		104
Long-term debt due within one year	1,090	1,051		1,454		586		1,291		1,279		861
Long-term debt	21,983	8,116		8,042		7,581		8,036		9,186		11,629
Total debt (5)	23,768	11,392		11,856		9,715		9,546		10,706		12,594
Total equity (6)	20,223	20,370		13,580		19,803		17,430		15,660		12,719
Preferred securities of subsidiaries	—	1,000		500		1,000		1,000		1,000		1,000

Financial Ratios:
Research and development expenses as a percent of net sales	3.3%	2.1%		2.2%		2.4%		2.4%		2.3%		2.6%
Income (loss) from continuing operations before income taxes as a percent of net sales	(3.4)	7.3		2.3		7.9		10.1		13.8		9.4
Return on stockholders’ equity (7)	(4.7)	16.9		4.3		14.9		21.8		29.5		22.8
Debt as a percent of total capitalization (8)	54.0	34.8		45.7		31.8		34.1		39.1		47.9
Ratio of earnings to fixed charges (9)	—	6.2	x	2.3	x	5.3	x	6.0	x	7.1	x	4.2	x

General:
Capital expenditures	$559	$956		$2,276		$2,075		$1,775		$1,597		$1,333
Depreciation	1,079	992		2,016		1,959		1,904		1,904		1,904

(1)	Caption added due to retrospective application of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

(2)	Changed from “Minority interests’ share in income,” due to retrospective application of SFAS No. 160.

(3)	Changed from “Net Income (Loss) Available for Common Stockholders” due to retrospective application of SFAS No. 160.

(4)	“Working capital” equals “Total current assets” minus “Total current liabilities.”

(5)	“Total debt” equals “Notes payable” plus “Long-term debt due within one year” and “Long-term debt.”

(6)	Impact of retrospective application of SFAS No. 160 to equity section of balance sheets:

	Six Months Ended June 30,			Year Ended December 31,
(dollars in millions) (unaudited)	2009		2008	2008		2007	2006	2005	2004
Net stockholders’ equity (as reported prior to January 1, 2009)	$19,719	(1)	$20,133	$13,511	(1)	$19,389	$17,065	$15,324	$12,270
Noncontrolling interests (2)	504		237	69		414	365	336	449
Total equity	$20,223		$20,370	$13,580		$19,803	$17,430	$15,660	$12,719

(1)	Now shown as “The Dow Chemical Company’s stockholders’ equity.”

(2)	Changed from “Minority Interest in Subsidiaries.”

(7)	“Return on stockholders’ equity” equals “Net income (loss) available for The Dow Chemical Company common stockholders” divided by “Net stockholders’ equity.” “Net income (loss) available for The Dow Chemical Company common stockholders” is annualized for purposes of the six-month calculations.

(8)	“Debt as a percent of total capitalization” equals “Total debt” divided by “Total debt” plus “Preferred securities of subsidiaries” and “Total equity.”

(9)	For the six month period ended June 30, 2009, the Company’s earnings were insufficient to cover fixed charges by $274 million. The six month period ended June 30, 2009 included restructuring charges of $681 million, a one-time increase in cost of sales related to fair valuation of Rohm and Haas inventories of $209 million and acquisition-related costs of $134 million.

On a pro forma basis giving effect to the Transactions, earnings for the six months ended June 30, 2009 were insufficient to cover fixed charges by $969 million. Earnings for the year ended December 31, 2008 fully covered fixed charges at a ratio of 1.2x. Unlike the Unaudited Pro Forma Combined Condensed Financial Information, the numbers on an a pro forma basis do not give effect to the sale of the MII salt business and the application of assumed proceeds to reduce our borrowings under the Term Loan.

For the purposes of these ratios, earnings consist of income (loss) from continuing operations before income taxes, noncontrolling interests and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction

The following Unaudited Pro Forma Combined Condensed Statements of Operations (“pro forma financial information”) are based on the historical consolidated financial statements and the accompanying notes of the Company and Rohm and Haas and have been prepared to illustrate the effects of the Company’s acquisition of Rohm and Haas, assuming the acquisition was consummated on January 1, 2008. No pro forma balance sheet is included as the Transactions are already reflected in the balance sheet as of June 30, 2009.

The accompanying pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 20, 2009; the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 4, 2009; the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 3, 2009; as well as the historical financial statements and the accompanying notes of Rohm and Haas for the three years ended December 31, 2008, 2007 and 2006, and for the quarter ended March 31, 2009, included in the Current Report on Form 8-K/A filed with the SEC on May 5, 2009.

The pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the acquisition, or future events that may occur after the acquisition of Rohm and Haas, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Rohm and Haas, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions (with the exception of the Rohm and Haas salt business and divestitures required by the FTC).

Transaction Background

On April 1, 2009, the Company completed the acquisition of Rohm and Haas. Pursuant to the July 10, 2008 Agreement and Plan of Merger (the “Merger Agreement”), Ramses Acquisition Corp., a direct, wholly owned subsidiary of the Company, merged with and into Rohm and Haas, with Rohm and Haas continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company.

The Company pursued the acquisition of Rohm and Haas to make the Company a leading specialty chemicals and advanced materials company, combining the two organizations’ best-in-class technologies, broad geographic reach and strong industry channels to create a business portfolio with significant growth opportunities.

Pursuant to the terms and conditions of the Merger Agreement, each outstanding share of Rohm and Haas common stock was converted into the right to receive cash of $78 per share, plus additional cash consideration of $0.97 per share. The additional cash consideration represented 8 percent per annum on the $78 per share consideration from January 10, 2009 to the closing of the Merger, less dividends declared by Rohm and Haas with a dividend record date between January 10, 2009 and the closing of the Merger. All options to purchase shares of common stock of Rohm and Haas granted under the Rohm and Haas stock option plans and all other equity-based compensation awards, whether vested or unvested as of April 1, 2009, became fully vested and converted into the right to receive cash of $78.97 per share, less any applicable exercise price. Total cash consideration paid to Rohm and Haas shareholders was $15.7 billion.

The Dow Chemical Company and Subsidiaries

Unaudited Pro Forma Combined Condensed Statements of Operations

For the Year Ended December 31, 2008

(dollars in millions, except per share amounts)	Dow	Rohm and Haas	Pro Forma Adjustments	Ref.	Pro Forma Combined
Net Sales	$57,361	$9,563	$(1,898)	(G)	$64,641
			(385)	(H)

Cost of sales	51,913	7,165	136	(C)	57,190
			(1,639)	(G)
			(385)	(H)
Research and development expenses	1,310	327	4	(C)	1,639
			(2)	(G)
Selling, general and administrative expenses	1,966	1,138	20	(C)	3,018
			(106)	(G)
Amortization of intangibles	92	63	290	(D)	437
			(8)	(G)
Restructuring charges	839	198	(3)	(G)	1,034
Special charges	332	1	—		333
Asbestos-related credit	54	—	—		54
Equity in earnings of nonconsolidated affiliates	787	97	—		884
Sundry income (expense)—net	89	(59)	(3)	(G)	27
Interest income	86	16	(1)	(G)	101
Interest expense and amortization of debt discount	648	164	962	(I)	1,816
			42	(E)

Income from Continuing Operations Before Income Taxes	1,277	561	(1,598)		240

Provision for income taxes	651	77	(559)	(F)	169

Net Income from Continuing Operations	626	484	(1,039)		71

Net income attributable to noncontrolling interests	75	4	—		79

Net Income (Loss) from Continuing Operations Attributable to The Dow Chemical Company	551	480	(1,039)		(8)

Preferred stock dividends	—	—	340	(J)	340

Net Income (Loss) from Continuing Operations Available to The Dow Chemical Company Common Stockholders	$551	$480	$(1,379)		$(348)

Share Data
Earnings (Loss) per common share—basic	$0.59				$(0.31)
Earnings (Loss) per common share—diluted	$0.59			(K)	$(0.31)
Common stock dividends declared per share of common stock	$1.68				$1.68
Weighted-average common shares outstanding—basic	930.4		181.0	(J)	1,111.4
Weighted-average common shares outstanding—diluted	939.0		181.0	(J)	1,120.0

See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

The Dow Chemical Company and Subsidiaries

Unaudited Pro Forma Combined Condensed Statements of Income

For the Six-Month Period Ended June 30, 2009

(dollars in millions, except per share amounts)	Dow	Rohm and Haas	Pro Forma Adjustments	Ref.	Pro Forma Combined
Net Sales	$20,363	$1,769	$(797)	(G)	$21,295
			(40)	(H)

Cost of sales	17,902	1,382	68	(C)	18,721
			(591)	(G)
			(40)	(H)
Research and development expenses	673	76	2	(C)	751
Selling, general and administrative expenses	1,106	274	10	(C)	1,340
			(50)	(G)
Amortization of intangibles	134	15	144	(D)	291
			(2)	(G)
Restructuring charges	681	2	—	(G)	683
Special Charges	100	—	—	(G)	100
Equity in earnings (losses) of nonconsolidated affiliates	187	(1)	—		186
Sundry income (expense)—net	20	(38)	(2)	(G)	(20)
Interest income	21	3	—		24
Interest expense and amortization of debt discount	679	42	227	(I)	969
			21	(E)

Income (Loss) from Continuing Operations Before Income Taxes	(684)	(58)	(628)		(1,370)

Provision (Credit) for income taxes	(273)	(25)	(225)	(F)	(523)

Net Income (Loss) from Continuing Operations	(411)	(33)	(403)		(847)

Net income (loss) attributable to noncontrolling interests	23	(2)	—		21

Net Income (Loss) from Continuing Operations Attributable to The Dow Chemical Company	(434)	(31)	(403)		(868)

Preferred stock dividends	142	—	28	(J)	170

Net Income (Loss) from Continuing Operations Available to The Dow Chemical Company Common Stockholders	$(576)	$(31)	$(431)		$(1,038)

Share Data
Earnings (Loss) per common share—basic	$(0.59)				$(0.94)
Earnings (Loss) per common share—diluted	$(0.59)			(K)	$(0.94)
Common stock dividends declared per share of common stock	$0.30				$0.30
Weighted-average common shares outstanding—basic	975.8		130.8	(J)	1,106.6
Weighted-average common shares outstanding—diluted	983.8		130.8	(J)	1,114.6

See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE A—BASIS OF PRO FORMA PRESENTATION

The acquisition of Rohm and Haas is being accounted for in accordance with Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). In accordance with SFAS 141R, the assets acquired and the liabilities assumed have been measured based on preliminary estimates of acquisition-date fair values. The final determination of the recognition and measurement of the assets acquired and liabilities assumed will be based on the fair value of actual net tangible and intangible assets and liabilities of Rohm and Haas at the April 1, 2009 closing date. The final amounts recorded for the acquisition-date fair values may differ from the information presented.

The pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect nonrecurring charges resulting from the acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect future events that may occur after the acquisition of Rohm and Haas, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Rohm and Haas, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions (with the exception of the Rohm and Haas salt business).

Certain Rohm and Haas amounts have been reclassified to conform with the Company’s basis of presentation.

NOTE B—PURCHASE PRICE

The calculation of the cash purchase price is as follows:

Purchase Price In millions
Purchase of all outstanding Rohm and Haas shares at $78 per share	$15,154
Additional consideration of $0.97 per share	188
Stock options and other stock-based awards	339

Total Purchase Price	$15,681

NOTE C—DEPRECIATION EXPENSE

The estimated increase in depreciation expense related to the estimated fair value of property, plant and equipment acquired from Rohm and Haas, depreciated over an estimated average life of 9 to 25 years, is $160 million for the year ended December 31, 2008 and $80 million for the six-month period ended June 30, 2009. The increase in depreciation expense was allocated $136 million to “Cost of sales,” $4 million to “Research and development expenses,” and $20 million to “Selling, general and administrative expenses” for the year ended December 31, 2008 based on Rohm and Haas 2008 expenses. For the six-month period ended June 30, 2009, the depreciation expense was allocated $68 million to “Cost of sales,” $2 million to “Research and development expenses,” and $10 million to “Selling, general and administrative expenses” for the six-month period ended June 30, 2009.

NOTE D—AMORTIZATION EXPENSE

The estimated increase in amortization expense related to the estimated fair value of certain intangible assets acquired from Rohm and Haas, primarily consisting of customer lists, technology and trademarks, amortized over an estimated average life of 10 to 16 years, is $290 million for the year ended December 31, 2008 and $144 million for the six-month period ended June 30, 2009.

NOTE E—AMORTIZATION OF DEBT

The estimated increase in interest expense related to the estimated fair value of debt acquired from Rohm and Haas is $42 million for the year ended December 31, 2008 and $21 million for the six-month period ended June 30, 2009.

NOTE F—INCOME TAXES

For purposes of this pro forma financial information, the U.S. Federal statutory tax rate of 35 percent has been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing combined company.

NOTE G—DIVESTITURES

As a condition of the United States Federal Trade Commission’s approval of the Merger, the Company is required to divest a portion of its acrylic monomer business, a portion of its latex polymers business and its hollow sphere particle business within eight months of the closing of the Merger. Total net sales and cost of sales for these businesses amounted to approximately one percent of the Company’s 2008 net sales and cost of sales. The pro forma financial information has been prepared to reflect the divestiture of these businesses as of January 1, 2008.

On April 1, 2009, the Company announced the entry into a definitive agreement to sell the stock of Morton International, Inc. (“Morton”), the salt business of Rohm and Haas, to K+S Aktiengesellschaft. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in 2009. The Unaudited Pro Forma Combined Condensed Statements of Operations have been prepared to reflect the sale of the salt business effective January 1, 2008. The transaction values Morton at $1,675 million, with proceeds subject to customary post-closing adjustments. For purposes of the pro forma financial information, estimated net after-tax proceeds of $1,570 million have been applied to reduce the Term Loan balance (see Note I).

NOTE H—INTERCOMPANY TRANSACTIONS

Pro forma adjustments have been made to eliminate sales and the corresponding cost of sales between the Company and Rohm and Haas in the Unaudited Pro Forma Combined Condensed Statements of Operations. The impact of these transactions was immaterial to the Company.

NOTE I—DEBT FINANCING

For purposes of the pro forma financial information, it is assumed that the financing arrangements in place at June 30, 2009 were in place at January 1, 2008.

Debt financing for the acquisition was provided by a $9.2 billion draw on a Term Loan on April 1, 2009. The Term Loan matures on April 1, 2010, provided however, that the original maturity date may be extended for an additional year at the option of the Company, for a maximum outstanding balance of $8.0 billion. The actual interest rate of the Term Loan and the resulting amounts that the Company will ultimately pay for the Term Loan can vary significantly and are dependent on the current short-term interest rates in effect, the mode of borrowing (Base Rate or Eurodollar), the Company’s actual current long-term debt rating by Moody’s and Standard & Poor’s, the outstanding amount of the Term Loan at the end of each fiscal quarter, and the Company’s progress toward key targets such as the issuance of equity financing, among other factors. At June 30, 2009, the outstanding balance on the Term Loan was $4,137 million.

For purposes of the pro forma financial information, it is assumed that the Company has applied estimated net after-tax proceeds of $1,570 million from the sale of the salt business of Rohm and Haas (see Note G) to the remaining outstanding balance of the Term Loan at January 1, 2008 for the Unaudited Pro Forma Combined Condensed Statements of Operations, and that the balance of the Term Loan will remain outstanding for the full 24-month term of the Term Loan. The Company intends to repay the Term Loan in a period shorter than 24 months through a combination of proceeds obtained through asset sales, the issuance of debt securities and/or the issuance of equity securities. The timing and amount of these transactions are unknown and may significantly change the timing of the recognition of expense and total overall cost of the financing for the acquisition.

For purposes of the Unaudited Pro Forma Combined Condensed Statements of Operations, pursuant to the agreement, it is assumed the amounts outstanding under the Term Loan bear interest at one-year LIBOR of 147.56 basis points, plus 350 basis points based on the Company’s current long-term credit rating of BBB-/Baa3. The pro forma financial information reflects interest expense related to the Term Loan of $437 million for the year ended December 31, 2008 and $283 million for the six-month period ended June 30, 2009, which includes the amortization of all loan origination costs over the 24-month term of the Term Loan. Interest expense increases in the second year due to additional extension and draw fees to extend the Term Loan beyond 12 months.

The amounts that the Company will ultimately pay may vary significantly from the above assumptions and will depend on the Company’s actual credit rating, the actual amount outstanding under the Term Loan at the end of each fiscal quarter, credit received from the Rating Agencies for equity financing, the actual amount and terms of permanent debt and/or equity financing, the actual LIBOR rate, and the status of any potential asset sales, among other factors. A drop in the Company’s long-term credit rating of one notch will increase interest expense for the Term Loan $26 million in the first year. An increase of LIBOR by 1/8 percentage point will increase interest expense for the Term Loan $3 million in the first year.

On May 7, 2009, the Company issued $6 billion of debt securities in a public offering. The offering included $1.75 billion aggregate principal amount of 7.6 percent notes due 2014; $3.25 billion aggregate principal amount of 8.55 percent notes due 2019; and $1 billion aggregate principal amount of 9.4 percent notes due 2039. Aggregate principal amount of $1.35 billion of the 8.55 percent notes due 2019 were offered by accounts and funds managed by Paulson & Co. (“Paulson”) and trusts created by members of the Haas family (“Haas Trusts”). These investors received notes from the Company in payment for 1.31 million shares of the Company’s Perpetual Preferred Stock, Series B, at par plus accrued dividends. The Company used net proceeds received from this offering for refinancing, renewals, replacements and refunding of outstanding indebtedness, including repayment of a portion of the Term Loan. For purposes of the pro forma financial information, it is assumed that this debt was issued and proceeds applied on January 1, 2008.

NOTE J—EQUITY FINANCING

Equity financing for the acquisition was provided by three series of preferred stock.

Cumulative Convertible Perpetual Preferred Stock, Series A

Equity securities in the form of Cumulative Convertible Perpetual Preferred Stock, Series A (“preferred series A”) were issued on April 1, 2009 to Berkshire Hathaway Inc. in the amount of $3 billion (3 million shares) and the Kuwait Investment Authority in the amount of $1 billion (1 million shares). The Company will pay cumulative dividends on preferred series A at a rate of 8.5 percent per annum in either cash, shares of common stock, or any combination thereof, at the option of the Company. For purposes of the pro forma financial information, it is assumed that the dividends on preferred series A will be paid in cash, resulting in an annual cash dividend payment of $340 million which is reflected in this pro forma financial information. Shareholders of preferred series A may convert all or any portion of their shares, at their option, at any time, into shares of the Company’s common stock at an initial conversion rate of 24.2010 shares of common stock for each share of preferred series A. Under certain circumstances, the Company will be required to adjust the conversion rate. On or after the fifth anniversary of the issuance date, if the common stock price exceeds $53.72 per share for any

20 trading days in a consecutive 30-day window, the Company may, at its option, at any time, in whole or in part, convert preferred series A into common stock at the then applicable conversion rate. For purposes of this pro forma financial information, it is assumed that no conversion has taken place and no changes to the conversion rate are required.

Cumulative Perpetual Preferred Stock, Series B

At the time of the Merger, the Haas Trusts and Paulson purchased from the Company Cumulative Perpetual Preferred Stock, Series B (“preferred series B”) in the amount of 2.5 million shares (Haas Trusts – 1.5 millions shares; Paulson – 1.0 million shares) for an aggregate price of $2.5 billion (Haas Trusts – $1.5 billion; Paulson – $1.0 billion). The Company will pay cumulative dividends on the preferred series B at a rate of 7 percent per annum in cash and 8 percent per annum either in cash or as an increase in the liquidation preference of preferred series B, at the Company’s option.

In May 2009, the Company entered into a purchase agreement with the Haas Trusts and Paulson, whereby the Haas Trusts and Paulson agreed to sell to the Company their shares of the preferred series B in consideration for shares of the Company’s common stock and/or notes, at the discretion of the Company. Pursuant to the purchase agreement, the Company issued 83.3 million shares of its common stock to the Haas Trusts and Paulson in consideration for the purchase of 1.2 million shares of preferred series B held by the Haas Trusts and Paulson. In a separate transaction as part of a $6 billion offering of senior notes, the Company issued $1.35 billion aggregate principal amount of 8.55 percent notes due 2019 to the Haas Trusts and Paulson in consideration for the purchase of the remaining 1.3 million shares of preferred series B at par plus accrued dividends. Upon the consummation of these transactions, all shares of preferred series B were retired.

Since all shares of preferred series B were retired prior to June 30, 2009, for purposes of this pro forma financial information, it is assumed that these shares did not exist.

Cumulative Convertible Perpetual Preferred Stock, Series C

At the time of the Merger, the Haas Trusts invested $500 million in Cumulative Convertible Perpetual Preferred Stock, Series C (“preferred series C”). On May 26, 2009, the Company entered into an underwriting agreement and filed the corresponding shelf registration statement to effect the conversion of preferred series C into the Company’s common stock in accordance with the terms of the preferred series C. Under the terms of the preferred series C, the shares of preferred series C converted into shares of the Company’s common stock at a conversion price per share of common stock based upon 95 percent of the average of the common stock volume-weighted average price for the ten trading days preceding the conversion. After ten full trading days and upon the automatic conversion of the preferred series C, the Company issued 31.0 million shares of the Company’s common stock to the Haas Trusts on June 9, 2009, and all shares of preferred series C were retired.

Since the preferred series C shares were converted to common shares prior to June 30, 2009, for purposes of this pro forma financial information, it is assumed that the preferred series C did not exist and the additional 31.0 million shares of common stock were outstanding from January 1, 2008.

Common Stock

In May 2009, the Company launched a public offering of 150.0 million shares of its common stock at a price of $15.00 per share. Included in the 150.0 million shares were 83.3 million shares issued to the Haas Trusts and Paulson in consideration for shares of preferred series B held by the Haas Trusts and Paulson. Gross proceeds were $2,250 million, of which the Company’s net proceeds (after underwriting discounts and commissions) were $966 million for the sale of the Company’s 66.7 million shares.

On May 26, 2009, the Company entered into an underwriting agreement and filed the corresponding shelf registration statement to effect the conversion of the preferred series C into shares of the Company’s common stock. On June 9, 2009, following the end of the sale period and determination of the share conversion amount, the Company issued 31.0 million shares to the Haas Trusts.

For purposes of this pro forma financial information, it is assumed that the common stock was issued on January 1, 2008.

NOTE K—EARNINGS (LOSS) PER SHARE

The calculation of pro forma diluted earnings (loss) per share in the Unaudited Pro Forma Combined Condensed Statements of Operations uses the basic weighted-average share count, as the effect of using the diluted share count would be antidilutive.

NOTE L—ACQUISITION-RELATED EXPENSES

Included in the actual 2008 results in the pro forma financial information are pretax charges totaling $89 million ($49 million Dow and $40 million Rohm and Haas) for legal expenses and other transaction costs related to the acquisition of Rohm and Haas. Included in the actual results of the six-month period ended June 30, 2009 are acquisition-related expenses totaling $167 million ($134 million Dow and $33 million Rohm and Haas). The pro forma financial information does not reflect additional acquisition-related expenses that could be incurred in future periods.

NOTE M—ESTIMATED ANNUAL COST SAVINGS

The Company expects the transaction to create $1.3 billion in estimated pretax annual cost synergies and savings including increased purchasing power for raw materials; manufacturing and supply chain work process improvements; and the elimination of redundant corporate overhead for shared services and governance. The Company also anticipates that the transaction will produce significant growth synergies through the application of each company’s innovative technologies and as a consequence of the combined business’ broader product portfolio in key industry segments with strong global growth rates. The pro forma financial information does not reflect any of these anticipated synergies.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the Company. The forward looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the SEC. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THE BUSINESS OF THE DOW CHEMICAL COMPANY

Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.5 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide. Below are descriptions of Dow’s businesses by operating segment.

Electronic and Specialty Materials

Electronic Materials is a leading global supplier of materials for chemical mechanical planarization (CMP); materials used in the production of electronic displays; products and technologies that drive leading edge semiconductor design; materials used in the fabrication of printed circuit boards; and integrated metallization processes critical for interconnection, corrosion resistance, metal finishing and decorative applications. These enabling materials are found in applications such as consumer electronics, flat panel displays and telecommunications.

Specialty Materials is a portfolio of businesses characterized by a vast global footprint, a broad array of unique chemistries, multi-functional ingredients and technology capabilities, combined with key positions in the pharmaceuticals, food, home and personal care, water and energy production, and industrial specialty industries. These technology capabilities and market platforms enable the businesses to develop innovative solutions that address modern societal needs for sufficient and clean water, air and energy, and improved healthcare; disease prevention; nutrition; and wellness. The businesses’ global footprint provides multiple opportunities for value growth. Specialty Materials consists of five global businesses: Dow Water and Process Solutions, Dow Home and Personal Care, Dow Microbial Control, Dow Wolff Cellulosics and Performance Materials.

The Electronic and Specialty Materials segment also includes the Company’s share of the results of Dow Corning Corporation, a joint venture of the Company.

Coatings and Infrastructure

Adhesives and Functional Polymers is a portfolio of businesses that primarily manufacture sticking and bonding solutions for a wide range of applications, including adhesive tapes and paper labels, flexible packaging and leather, textile and imaging. These products are supported with market recognized best-in-class technical support and end-use application knowledge. Many of the businesses’ water-borne technologies are well-positioned to support more environmentally preferred applications.

Dow Building and Construction is comprised of two global businesses—Dow Building Solutions and Dow Construction Chemicals—which offer extensive lines of industry-leading insulation, housewrap, sealant and adhesive products and systems, as well as construction chemical solutions. Through its strong sales support, customer service and technical expertise, Dow Building Solutions provides meaningful solutions for improving the energy efficiency in homes and buildings today, while also addressing the industry’s emerging needs and demands. Additionally, Dow Construction Chemicals provides solutions for increased durability, greater water resistance and lower systems costs. As a leader in insulation solutions, the businesses’ products help curb escalating utility bills, reduce a building’s carbon footprint and provide a more comfortable indoor environment.

Dow Coating Materials is the largest coatings supplier in the world and a premier supplier of raw materials for architectural paints and industrial coatings. The business manufactures and delivers solutions that leverage high quality, technologically advanced product offerings for paint and coatings. The business also offers technologies used in industrial coatings, including packaging, pipelines, wood, automotive, marine, maintenance and protective industries. The business is also the leader in the conversion of solvent to water-based technologies, which enable customers to offer more environmentally friendly products, including low volatile organic compound (VOC) paints and other sustainable coatings.

Health and Agricultural Sciences

Dow AgroSciences is a global leader in providing agricultural and plant biotechnology products, pest management solutions and healthy oils. The business invents, develops, manufactures and markets products for use in agriculture, industrial and commercial pest management and food service.

The Health and Agricultural Sciences segment also includes the results of the AgroFresh business, providing a portfolio of products used for maintaining the freshness of fruits, vegetables and flowers.

Performance Systems

Automotive Systems is a leading global provider of technology-driven solutions that meet consumer demand for vehicles that are safer, stronger, quieter, lighter, more comfortable and stylish. The business provides plastics, adhesives, glass bonding systems, emissions control technology, films, fluids, structural enhancement and acoustical management solutions to original equipment manufacturers, tier, aftermarket and commercial transportation customers. With offices and application development centers around the world, Automotive Systems provides materials science expertise and comprehensive technical capabilities to its customers worldwide.

Dow Elastomers offers a unique set of elastomers, specialty films and plastic additive products for customers worldwide. The business is focused on delivering innovative solutions that allow for differentiated participation in multiple industries and applications. The business offers a broad range of performance elastomers and plastomers, specialty copolymers, synthetic rubber, specialty resins, and films and plastic additives. Key applications include adhesives, transportation, building and construction, packaging and consumer durables.

Dow Wire and Cable is the world’s leading provider of polymers, additives and specialty oil technology-based solutions for electrical and telecommunication applications. Through its suite of polyolefin ENDURANCE™ products, the business sets industry standards for assurance of longevity, efficiency, ease of installation and protection in the transmission, distribution and consumption of power, voice and data. In addition to world-class power, telecommunications and flame retardant/specialty cable applications, the business supports its product offerings with solid research, product development, engineering and market validation expertise.

The Polyurethane Systems and Epoxy Systems business manufactures and markets custom formulated, rigid and semi-rigid, flexible, integral skin and microcellular polyurethane foams and systems and tailor-made epoxy solutions and systems. These products are used in a broad range of applications including appliances, athletic equipment, automotive, bedding, construction, decorative molding, furniture, shoe soles and wind turbines.

The Performance Systems segment also includes the results of Dow Fiber Solutions, providing differentiated fibers and process improvements to the textile industry, and Dow Oil and Gas, providing products for use in exploration and production, refining and gas processing, transportation, and fuel and lubricant performance.

Performance Products

The Amines business is the world’s largest producer of ethanolamines, ethyleneamines and isopropanolamines used in a wide variety of applications, including gas treatment, heavy-duty liquid detergents, herbicide formulations for the agricultural industry and personal care products.

The Emulsion Polymers business provides a broad line of styrene-butadiene products supporting customers in paper and paperboard applications, as well as carpet and artificial turf backings.

The Epoxy business is the world’s largest producer of epoxy resins and intermediates. The business is the most feedstock-integrated supplier in the world. Epoxies provide good adhesion and coating protection over a range of environmental conditions, making them ideal for applications such as transportation, marine and civil engineering.

The Oxygenated Solvents business offers a full range of acetone derivatives, alcohols, esters, and ethylene- and propylene-based glycol ether products. The business is the industry leader in solvent products used in cleaning products, inks, electronics, mining, paints and coatings, personal care and other applications.

The Performance Fluids, Polyglycols and Surfactants business is one of the world’s leading suppliers of polyglycols and surfactants, with a broad range of products and technology and a proven record of performance and economy. The business also produces a broad line of lubricants, hydraulic fluids, aircraft deicing fluids and thermal fluids, with some of the most recognized brand names in the industry. Product applications include chemical processing, cleaning, heating, cooling, food and beverage processing, fuel additives, paints and coatings, pharmaceuticals and silicone surfactants.

The Performance Monomers business produces specialty monomer products that are sold externally as well as consumed internally as building blocks used in downstream polymer businesses. The business’ products are used in several applications, including cleaning materials, personal care products, paints, coatings and inks.

The Polyurethanes business is a leading global producer of polyurethane raw materials. Dow’s polyurethane products are used in a broad range of applications including appliance, athletic equipment, automotive, bedding, construction, decorative molding, furniture and shoe soles.

The Performance Products segment also includes the results of Dow Haltermann, a provider of world-class contract manufacturing services to companies in the fine and specialty chemicals and polymers industries, and SAFECHEM, a wholly owned subsidiary that manufactures closed-loop systems to manage the risks associated with chlorinated solvents. The segment also includes a portion of the results of the OPTIMAL Group of Companies and the SCG Dow Group, joint ventures of the Company.

Basic Plastics

The Polyethylene business is the world’s leading supplier of polyethylene-based solutions through sustainable product differentiation. With multiple catalyst and process technologies, the business offers customers one of the industry’s broadest ranges of polyethylene resins.

The Polypropylene business, a major global polypropylene supplier, provides a broad range of products and solutions tailored to customer needs by leveraging Dow’s leading manufacturing and application technology, research and product development expertise, extensive market knowledge and strong customer relationships.

The Styrenics business, the global leader in the production of polystyrene resins, is uniquely positioned with geographic breadth and participation in a diversified portfolio of applications. Through market and technical leadership and low cost capability, the business continues to improve product performance and meet customer needs.

The Basic Plastics segment also includes the results of the Basic Plastics Licensing and Catalyst business and the Polycarbonate and Compounds and Blends business. It also includes the results of Equipolymers, Americas Styrenics LLC and Univation Technologies (which licenses the UNIPOL™ polyethylene process and sells related catalysts, including metallocene catalysts), as well as a portion of the results of EQUATE Petrochemical Company K.S.C. and the SCG Dow Group, all joint ventures of the Company.

Basic Chemicals

The Chlor-Alkali/Chlor-Vinyl business focuses on the production of chlorine for consumption by downstream Dow derivatives, as well as production, marketing and supply of ethylene dichloride, vinyl chloride monomer and caustic soda. These products are used for applications such as alumina production, pulp and paper manufacturing, soaps and detergents and building and construction. Dow is the world’s largest producer of both chlorine and caustic soda.

The Ethylene Oxide/Ethylene Glycol business is the world’s largest producer of purified ethylene oxide, principally used in Dow’s downstream performance derivatives. Dow is also a key supplier of ethylene glycol to MEGlobal, a 50:50 joint venture and a world leader in the manufacture and marketing of merchant monoethylene glycol and diethylene glycol. Ethylene glycol is used in polyester fiber, polyethylene terephthalate (PET) for food and beverage container applications, polyester film, and aircraft and runway deicers.

The Basic Chemicals segment also includes the results of the Chlorinated Organics business. Also included in the Basic Chemicals segment are the results of MEGlobal and a portion of the results of EQUATE Petrochemical Company K.S.C. and the OPTIMAL Group of Companies, all joint ventures of the Company.

Hydrocarbons and Energy

The Hydrocarbons and Energy business encompasses the procurement of fuels, natural gas liquids and crude oil-based raw materials, as well as the supply of monomers, power and steam principally for use in Dow’s global operations. The business regularly sells its by-products and buys and sells products in order to balance regional production capabilities and derivative requirements. The business also sells products to certain Dow joint ventures. Dow is the world leader in the production of olefins and aromatics.

The Hydrocarbons and Energy segment also includes the results of Compañía Mega S.A. and a portion of the results of the SCG-Dow Group, joint ventures of the Company.

Corporate includes the results of Ventures (which includes new business incubation platforms focused on identifying and pursuing new commercial opportunities); Venture Capital; non-business aligned technology licensing and catalyst activities; the Company’s insurance operations and environmental operations; and certain corporate overhead costs and cost recovery variances not allocated to the operating segments. Corporate also includes the results of the MII salt business, which the Company has agreed to sell to K+S Aktiengesellschaft. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in 2009.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us” and “our” in this section are only to The Dow Chemical Company and not to its subsidiaries.

General

The notes will be issued under an indenture dated as of May 1, 2008, between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At June 30, 2009, we had approximately $23.1 billion in principal amount of long-term indebtedness outstanding on a consolidated basis, of which $4.5 billion of subsidiary indebtedness was structurally senior to the notes.

The notes due 2012 will initially be limited to $             in aggregate principal amount and will mature on                     , 2012. The notes due 2012 will bear interest at the rate of     % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The notes due 2015 will initially be limited to $             in aggregate principal amount and will mature on                     , 2015. The notes due 2015 will bear interest at the rate of     % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

Interest on the notes will accrue from                     , 2009. We will make interest payments on the notes semi-annually in arrears on              and              of each year, commencing                     , 2010, to the holders of record at the close of business on the immediately preceding              and             , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of a series, issue debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes of such series. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of securities under the indenture.

If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payment for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement”, the notes will not be issuable in certificated form.

As used in this prospectus supplement, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Interest Rate Adjustment

The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the notes of that series or fails to make a rating of the notes of that series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P (a “substitute rating agency”) downgrades (or subsequently upgrades) the credit rating assigned to the notes of that series, in the manner described below.

If the rating from Moody’s (or any substitute rating agency thereof) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase such that it will equal the interest rate payable on the notes of that series on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating from S&P (or any substitute rating agency thereof) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase such that it will equal the interest rate payable on the notes of that series on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute rating agency thereof), as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute rating agency thereof) subsequently increases its rating of the notes of a series to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency thereof) increases its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of their issuance. In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes of that series become rated A-3 and A- (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency thereof), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of a series be reduced to below the interest rate payable on the notes of that series on the date of their issuance or (2) the total increase in the interest rate on the notes of a series exceed 2.00% above the interest rate payable on the notes of that series on the date of their issuance.

No adjustments in the interest rate of the notes of a series shall be made solely as a result of a rating agency ceasing to provide a rating of such series of notes. If at any time fewer than two rating agencies provide a rating of the notes of a series for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of such series of notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the notes of a series pursuant to the tables above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of such series of notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one rating agency provides a rating of the notes of a series, any subsequent increase or decrease in the interest rate of such series of notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a substitute rating agency provides a rating of the notes of a series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes of such series on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a substitute rating agency thereof) changes its rating of the notes of a series more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such rating agency’s action.

If the interest rate payable on the notes is increased as described above the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Redemption

The notes of each series will be redeemable, at any time in whole or from time to time in part, at our option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed on that redemption date; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points.

plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer, and (ii) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the series of notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes of such series or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13 (d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Services Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Sinking Fund

The notes will not be entitled to any sinking fund.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain of the United States federal tax considerations relating to the purchase, ownership and disposition of the notes. This summary:

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations including proposed regulations and temporary regulations issued under the Code, judicial decisions and administrative pronouncements as of the date of this supplement, all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus supplement;

•

addresses only tax considerations of investors that purchase the notes for cash at their offering price (unless otherwise indicated), and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax considerations that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•

does not discuss all of the tax considerations that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as life insurance companies, financial institutions, tax-exempt organizations, individual retirement and other tax-deferred accounts, regulated investment companies, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge or hedged against currency risk, straddle, “synthetic security”, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•

does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•

does not discuss the tax considerations of a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This supplement does not discuss rules applicable to partnerships. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Considerations of U.S. Holders

The following is a summary of certain United States federal income tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States, who meets the “substantial presence” test under Section 7701(b) of the Code, or who makes an election to be treated as a resident under certain circumstances;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose net income is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Certain United States Federal Tax Considerations of Non-U.S. Holders.”

Treatment of Interest

Subject to the discussion below, stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrued in accordance with the U.S. Holder’s method of tax accounting.

In certain circumstances (see “Description of Notes—Interest Rate Adjustment”), we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the issue is not settled, we believe that the possibility of the payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations, and as a result, we intend to treat additional payments, if any, made to a U.S. Holder as ordinary income when received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. This position is not binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were found by the IRS to be contingent payment debt instruments, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated on the assumed yield, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the notes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain. Long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for lower rates of United States federal income taxation than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds. If a U.S. Holder acquires a note for a price that is less than or more than its stated principal amount (other than on account of accrued interest), there may be market discount or premium associated with that note, the treatment of which is subject to special rules under the Code.

Certain United States Federal Tax Considerations of Non-U.S. Holders

The following is a summary of the United States federal income and estate tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Interest income on the notes will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a securities clearing organization, bank, financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. Prospective Non-U.S. Holders should consult their own tax advisors regarding this certification requirement and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) establishing the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). A Non-U.S. Holder that holds notes in connection with a trade or business conducted within the United States generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is neither a citizen nor a resident (as determined for estate tax purposes) of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply or be modified with respect to a note.

United States Information Reporting Requirements and Backup Withholding Tax

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

In addition, U.S. Holders may be subject to backup withholding at a current rate of 28% on those payments if they do not provide their taxpayer identification numbers in the manner required, the IRS notifies us or the intermediary that the taxpayer identification number furnished by the U.S. Holders is incorrect, they fail to certify that they are not subject to backup withholding, they fail to properly report in full their dividend and interest income, or they otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

United States federal income tax rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•

we may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

•

interest payments received by a Non-U.S. Holder will be generally exempt from backup withholding tax if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception, where the non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Considerations of Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the information reporting or backup withholding rules.

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Certain United States Federal Tax Considerations of Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through the United States office of a broker generally will be subject to backup withholding tax and information reporting unless the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Considerations of Non-U.S. Holders—Treatment of Interest” above or otherwise establishes an exemption;

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through a non-United States office of a broker that is a not a United States person and does not have a certain specified United States connections (a “United States Related Person”) will not be subject to backup withholding tax or information reporting; and

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through a non-United States office of a broker that is a United States person or a United States Related Person generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Considerations of Non-U.S. Holders—Treatment of Interest” above or otherwise establishes an exemption.

United States backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Prospective Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Principal Amount of Notes due 2012	Principal Amount of Notes due 2015
Banc of America Securities LLC.	$	$
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes due 2012 and     % of the principal amount of the notes due 2015. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the notes due 2012 and     % of the principal amount of the notes due 2015 on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note due 2012		Total	Per Note due 2015		Total
Underwriting discount paid by us		%	$		%	$

The estimated fees and expenses of this offering are approximately $                        . These may include, without limitation, all registration and filing fees, printing costs, fees and expenses of our counsel and accountants, and any “blue sky” filing fees and expenses.

We have agreed to reimburse the underwriters for certain of their expenses in connection with this offering.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the representatives of the underwriters, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the underwriters or their affiliates have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Certain of the underwriters or their affiliates have acted as financial advisors to us or to Rohm and Haas in connection with the Merger, for which they have received or will receive fees under agreements they have entered into with us or with Rohm and Haas, as the case may be.

Certain affiliates of the underwriters participating in this offering are lenders under our bank credit facilities and the Term Loan Agreement. In particular, under the Term Loan Agreement, Citibank N.A., an affiliate of Citigroup Global Markets Inc., is the administrative agent, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Banc of America Securities LLC, are co-syndication agents. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 5110(h).

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (a) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended (the “FIEL”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or Japanese corporation, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person that is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer or (3) by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Duncan A. Stuart, our Assistant General Counsel—Corporate Transactions. We are represented by Shearman & Sterling LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Mayer Brown LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and the effectiveness of The Dow Chemical Company’s internal control over financial reporting incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include explanatory paragraphs referring to the Company’s involvement in litigation related to an agreement to acquire Rohm and Haas Company and relating to a change in the method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Rohm and Haas Company included as Exhibit 99.1 to our Current Report on Form 8-K/A filed on May 5, 2009 incorporated by reference into this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the Public Reference Room. You can also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

Because our common stock is listed on the New York Stock Exchange, you can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this document.

This prospectus supplement and the accompanying prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 6, 2009 (two filings), January 26, 2009, February 3, 2009, February 19, 2009, March 6, 2009, March 9, 2009, March 10, 2009, March 12, 2009, April 1, 2009 (but not with respect to Item 7.01 or Exhibit 99.1), April 7, 2009 (but not with respect to Item 7.01 or Exhibit 99.1), May 5, 2009, May 11, 2009, May 14, 2009, May 26, 2009 (two filings), June 11, 2009, July 1, 2009 and July 28, 2009. These documents contain important information about us and our financial condition.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities to which this prospectus supplement relates. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus.

You can obtain a copy of any of the documents incorporated by reference into this prospectus supplement or accompanying prospectus at no cost by writing to or telephoning us at the following address and telephone number:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: 989-636-1792

PROSPECTUS

The Dow Chemical Company

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants to Purchase Common Stock, Preferred Stock and Debt Securities

Stock Purchase Contracts

Stock Purchase Units

The Dow Chemical Company will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of these securities.

Dow’s common stock is traded on the New York Stock Exchange under the symbol “DOW.”

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 23, 2007

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Dow has not authorized anyone else to provide you with different information. Dow is offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Dow’s business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, references to “Dow,” “we,” “us” or “our” are to The Dow Chemical Company and does not include its subsidiaries, except under the caption “The Dow Chemical Company.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by Dow with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. In addition, selling security holders may sell securities under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THE DOW CHEMICAL COMPANY

Dow is a diversified chemical company that offers a broad range of innovative chemical, plastic and agricultural products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care. In 2006, Dow had annual sales of $49 billion and employed approximately 42,600 people worldwide. Dow has 150 manufacturing sites in 37 countries and supplies more than 3,100 products. Dow’s corporate offices are located at 2030 Dow Center, Midland, Michigan 48674, and Dow’s telephone number is (989) 636-1000.

Additional information concerning Dow and its subsidiaries is included in the documents filed with the SEC and incorporated in this prospectus by reference. See the discussion under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Dow expects to use the net proceeds from sales of any securities described in this prospectus for its general corporate purposes, which may include funding capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repaying or refinancing indebtedness or other obligations, and financing working capital. Pending the application of the net proceeds, Dow expects to invest the net proceeds in marketable securities or reduce its short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	6.1x	7.2x	4.3x	2.5x	(1)
Ratio of earnings to combined fixed charges and preferred share dividends	6.1x	7.2x	4.3x	2.5x	(1)

(1)	As a result of a pretax charge of $828 million related to Union Carbide Corporation’s potential asbestos-related liability and pretax merger-related expenses and restructuring charges of $280 million, earnings for the year ended December 31, 2002 were inadequate to cover fixed charges, with a deficiency of $615 million.

For the purpose of these ratios, earnings consist of income before (i) income taxes, (ii) minority interests, (iii) extraordinary items, (iv) cumulative effect of changes in accounting principles, (v) amortization of capitalized interest and (vi) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20% to 50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor.

Because Dow did not have any preferred shares outstanding and therefor paid no preferred share dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

DESCRIPTION OF CAPITAL STOCK

The following summary of common stock and preferred stock of Dow does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Delaware law, and by Dow’s certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Dow is authorized to issue 1,750,000,000 shares of all classes of stock, 1,500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. As of January 31, 2007, there were 959,167,793 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock and preferred stock that Dow issues pursuant to this prospectus will be fully paid and non-assessable. Neither Dow’s common stockholders nor preferred stockholders have preemptive rights.

Common Stock

General

Dow’s certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and assets of Dow.

Board of Directors

Dow’s certificate of incorporation provides that all of Dow’s directors are elected each year at Dow’s annual meeting for a term of one year and until his or her successor is duly elected and qualified. A quorum of directors consists of a majority of Dow’s entire board of directors then holding office.

Number, Filling of Vacancies and Removal of Directors

Dow’s certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow’s entire board of directors. Currently, Dow has twelve members on its board of directors. Vacancies on Dow’s board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed only for cause and only by the vote of stockholders holding 80% of the voting power of Dow’s outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

Dividends

Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders’ rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

•	surplus; or

•	net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow’s certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

Preferred Stock

Dow’s board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. The prospectus supplement relating to an offering of shares of Dow’s preferred stock will describe the terms of the series of preferred stock Dow is offering.

The rights of holders of the common stock and/or the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Shares of preferred stock issued by Dow may have the effect of rendering more difficult or discouraging an acquisition of Dow deemed undesirable by the board of directors of Dow.

Any shares of preferred stock will be, when issued, fully paid and non-assessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Dow.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by Dow’s board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on Dow’s books or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by Dow’s board of directors. Dividends on a series of preferred stock may be cumulative or non-cumulative.

Dow may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a non-cumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Dow may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Dow ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a non-cumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Dow’s common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at Dow’s option or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that Dow’s board of directors decides is equitable.

Unless Dow defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Dow, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Dow on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Dow after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Selected Provisions in Dow’s Certificate of Incorporation and Bylaws

Dow’s certificate of incorporation and bylaws contain a number of provisions that could have the effect of prohibiting or delaying a third party’s ability to take control of Dow.

Special Meetings of Stockholders

Dow’s bylaws provide that a special stockholders’ meeting for any purpose may be called only by the board of directors by a resolution adopted by a majority of the entire board:

•	upon motion of a director; or

•	upon written request of stockholders holding at least 50% of the voting power of the shares of capital stock outstanding and entitled to vote generally in the election of directors.

Stockholder notices requesting a special meeting must be given to Dow’s Secretary. The notice must include, as to each matter the stockholder proposes to bring before the meeting:

•	the name and address of the stockholder;

•	the class or series and number of shares of capital stock that are beneficially owned by the stockholder;

•	a brief description of the business to be brought before the meeting, including the text of any proposed amendment to the certificate of incorporation or bylaws;

•	a description of all arrangements or understandings between the stockholder and any other persons related to the business proposal;

•	any material business interests of the stockholder in the business proposal; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

Advance Notice Provisions for Stockholder Proposals Other than Election of Directors

Dow’s bylaws provide that a stockholder may bring business before an annual stockholders’ meeting if the stockholder is a stockholder on the record date of giving notice and on the record date of the meeting and gives notice to Dow’s Secretary of business that is proper to be brought at the meeting under Delaware corporate law:

•	no earlier than 120 days or later than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

•

if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder’s notice no later than the close of business on the 10th day after the earlier of the date on which notice of the annual meeting date was mailed or publicly disclosed.

The notice must include the same information required to be included in a stockholder’s notice in connection with requesting a special meeting. See “—Special Meetings of Stockholders.”

Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting

Dow’s bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders’ meeting if the stockholder gives notice to Dow’s Secretary:

•	no more than 120 days and no less than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

•

if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder’s notice no later than the close of business on the 10th day after the earlier of the day on which notice of the annual meeting date was mailed or publicly disclosed.

The notice must include the following:

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is made;

•

the information regarding the nominee that would have been required to be included in a proxy statement filed under the proxy rules of the SEC if the nominee had been nominated by the board of directors;

•	the consent of the nominee to serve as a director if he or she is elected; and

•	the information required to be included in a stockholder’s notice in connection with requesting a special meeting. See the section of this prospectus captioned “Special Meetings of Stockholders.”

Advance Notice Provisions for Stockholder Nominations of Directors at a Special Meeting

Dow’s bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders if the stockholder gives Dow’s Secretary notice of the nomination no later than the close of business on the seventh day after notice of the special meeting is first given to stockholders.

In addition to the information required to be included in a stockholder’s notice in connection with a special meeting, the notice must include the same information that would be required to nominate a person for election as a director at an annual meeting. See “—Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting.”

Stockholder Action by Written Consent

Under Delaware corporate law, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken by written consent, without a meeting, prior notice or a vote. The written consent must be signed by holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Dow’s certificate of incorporation, however, provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders’ meeting and may not be taken by written consent.

Transactions with Interested Stockholders and a Merger or Sale of Assets

Delaware corporate law requires the approval of the board of directors and a majority of a corporation’s outstanding stock entitled to vote to authorize a merger or consolidation unless the company’s certificate of incorporation requires a greater percentage. Unless required by a corporation’s certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where either:

•	no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

•

the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger, do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

A sale of all or substantially all of a Delaware corporation’s assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation’s outstanding shares entitled to vote on the matter unless the company’s certificate of incorporation requires a greater percentage. Dow’s certificate of incorporation does not require a greater percentage, except as described below.

Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

•	who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

•

is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

•	the affiliates and associates of that person.

Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

•

prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, at least 85% of the outstanding voting stock of the corporation at the time the transaction began; or

•

at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These restrictions also do not apply in other circumstances, which are set forth in Section 203 of the Delaware General Corporation Law, including business combinations with an interested stockholder that are proposed after a public announcement of and prior to the consummation or abandonment of:

•	certain mergers or consolidations specified in Section 203 of the Delaware General Corporation Law;

•	sales of 50% or more of the aggregate market value of a corporation’s assets or outstanding voting stock; or

•	tender offers or exchange offers for 50% or more of a corporation’s voting stock.

Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

Dow’s certificate of incorporation provides that, in addition to the vote required pursuant to Delaware corporate law, the vote of stockholders owning at least 80% of the voting power of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve any of the following business combination transactions:

•	a merger or consolidation of Dow or a subsidiary of which Dow ultimately owns 50% or more of the capital stock with:

•	an interested stockholder; or

•	any other individual or entity that, after the merger or consolidation, would be an affiliate or associate of an interested stockholder;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one or more transactions with or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, of any assets of Dow or any subsidiary of Dow constituting 5% or more of Dow’s total consolidated assets as of the end of the most recent quarter;

•

the issuance or transfer by Dow or any of its subsidiaries of any securities of Dow or its subsidiaries in one or more transactions to, or proposed by or on behalf of, an interested stockholder or an affiliate or associate of an interested stockholder in exchange for cash, securities or other property constituting not less than 5% of Dow’s consolidated total assets as of the end of the most recent quarter;

•

the adoption of a plan or proposal for liquidation or dissolution of Dow or any spin-off or split-up of any kind of Dow or any subsidiary of Dow that is proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder; or

•

any reclassification of securities or recapitalization of Dow, or any merger or consolidation of Dow with a subsidiary of Dow or other transaction that has the direct or indirect effect of increasing the percentage of the outstanding shares of:

•	any class of equity securities of Dow or any subsidiary of Dow; or

•

any class of securities of Dow or any subsidiary convertible into equity securities of Dow or any subsidiary that are owned directly or indirectly by an interested stockholder and all of its affiliates and associates.

However, the vote of only a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class, is required to approve a business combination transaction that:

•	has been approved by a majority of continuing directors, even if they constitute less than a quorum; or

•	meets price and consideration conditions and procedures that are set forth in Dow’s certificate of incorporation.

A “continuing director” is:

•

any member of the board of directors who is not an interested stockholder involved in a business combination described above or an affiliate, associate, employee, agent or nominee of an interested stockholder or relative of any of the foregoing persons, and was a member of the board before the interested stockholder became an interested stockholder; or

•	a successor of a director described above who is recommended or elected to succeed a director described above by the vote of a majority of the directors then on the board.

Dow’s certificate of incorporation defines an interested stockholder as any person or entity other than Dow, any subsidiary of Dow, any employee benefit plan of Dow or a subsidiary of Dow or any trustee or fiduciary with respect to any employee benefit plan when acting in a fiduciary capacity, that:

•	is, or was at any time within the two-year period prior to the date in question, the direct or indirect beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Dow;

•

is an affiliate of Dow and, at any time within the two-year period immediately prior to the date in question, was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of Dow; or

•

is an assignee of, or has otherwise succeeded to, any shares of voting stock of Dow of which an interested stockholder was the direct or indirect beneficial owner, at any time within the two-year period immediately prior to the date in question, if the assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

For purposes of determining whether a person is an interested stockholder, the outstanding voting stock of Dow includes unissued shares of voting stock of Dow beneficially owned by the interested stockholder but not other shares of voting stock of Dow that may be issuable pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not an interested stockholder.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes briefly the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in an applicable prospectus supplement. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus is a part.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock as described below.

The shares of each series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially identical to, and which entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock, in proportion to the numbers of the depositary shares owned by such holders.

In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of preferred stock held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Stock

Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of preferred stock on the basis described in an applicable prospectus supplement for such series of preferred stock, but holders of whole shares of preferred stock will not thereafter be entitled to deposit the preferred stock under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares.

The depositary will attempt, insofar as practicable, to vote the amount of such series of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing preferred stock of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of preferred stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the preferred stock of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement may be terminated by us or the depository only after:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Dow.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and its obligations under the deposit agreement will be limited to performance in good faith of our and its duties under the deposit agreement and neither we nor it will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities summarizes the material terms and provisions of the debt securities to which a prospectus supplement may relate. Each time Dow offers debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities Dow is offering.

The debt securities offered by this prospectus will be unsecured obligations of Dow and will be either senior or subordinated debt. The senior debt securities will be issued under an indenture, which we refer to as the senior indenture, between Dow and The Bank of New York Trust Company, N.A., as trustee. The subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, between Dow and The Bank of New York Trust Company, N.A., as trustee. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The following summary of the debt securities and the indentures does not purport to be complete and is subject to the provisions of the indentures, including the defined terms. Whenever we refer to particular defined terms of the indentures, those defined terms are incorporated by reference in this prospectus and prospectus supplement. For additional information, you should review the forms of indentures that are filed as an exhibit to the registration statement of which this prospectus forms a part.

General

Dow may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The indentures do not limit the amount of other indebtedness or securities that Dow may issue.

The debt securities will be unsecured obligations. The senior debt securities will rank equally with all of Dow’s other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank equally with all of Dow’s other unsecured and subordinated indebtedness, except for a series of subordinated debt securities that is by its terms junior to such subordinated debt securities.

The prospectus supplement will describe the following terms of the debt securities Dow is offering:

•	the title of the debt securities or the series in which the debt securities will be included;

•	whether such debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price or prices at which the debt securities will be issued;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date or dates on which the principal amount of the debt securities is payable;

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the interest rate or rates, or the formula by which the interest rate or rates will be determined, if any, the date from which any interest will accrue and the circumstances, if any, in which the Company may defer interest payments;

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the interest payment dates on which any interest will be payable, the regular record date for any interest payable on any debt securities that are registered securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if different from the manner described below under “—Global Securities”;

•	any mandatory or optional sinking fund or analogous provisions;

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each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

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the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

•	the denominations in which Dow may issue any debt securities which are registered securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency or currencies of payment of principal of and any premium and interest on the debt securities;

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if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•	any additional covenants applicable to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

The terms on which debt securities may be convertible into or exchangeable for common stock or other securities of Dow or a third party will be set forth in the prospectus supplement relating to such offering. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Dow. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such debt securities may be adjusted.

The prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

If the purchase price of any of the debt securities is denominated in one or more foreign currencies or if the principal of, or any premium and interest on, any series of debt securities is payable in one or more foreign currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

Some of the debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. The prospectus supplement will describe the federal income tax considerations and other special considerations which apply to any original issue discount securities.

Dow may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities as the debt securities initially issued.

Denominations, Registration and Transfer

The debt securities may be issued as registered securities. Debt securities may be issued in the form of one or more global securities, as described below under the section of this prospectus captioned “Global Securities.” Unless otherwise provided in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. A global security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations in which the debt securities will be issued.

Registered securities of any series may be exchanged for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as described in the previous paragraph, and registered securities, other than a global security, may be presented for registration of transfer, with the form of transfer duly executed, at the office of the security registrar designated by Dow or at the office of any transfer agent designated by Dow for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. Dow has initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agent initially designated by Dow with respect to any series of debt securities, Dow may at any time cancel the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that Dow will be required to maintain a transfer agent in each place of payment for the series.

Dow may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, Dow will not be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

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register the transfer of or exchange any registered security or portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payments and Paying Agents

Unless otherwise indicated in the prospectus supplement, Dow will pay the principal of and any premium and interest on registered securities other than a global security at the office of one or more paying agents designated by Dow. At Dow’s option, however, Dow may pay any interest by check mailed to the address of the payee entitled to the interest at the address which appears in the security register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for the applicable interest payment.

Unless otherwise indicated in the prospectus supplement, the principal office of the trustee in New York City will be Dow’s sole paying agent for payments with respect to debt securities which may be issued only as registered securities. Any paying agent outside the United States and any other paying agent in the United States initially designated by Dow for the debt securities will be named in the prospectus supplement. Dow may at any time designate additional paying agents, or cancel the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Dow will be required to maintain a paying agent in each place of payment for the series.

All amounts paid by Dow to a paying agent for the payment of principal of and any premium and interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to Dow and after the repayment the holder of the debt security or any coupon related to the debt security may look only to Dow for the payment of principal of and any premium and interest on the debt security.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

•	the depositary for the global security to a nominee of the depositary;

•	a nominee of the depositary for the global security to the depositary or another nominee of the depositary; or

•	the depositary for the global security or the nominee to a successor of the depositary or a nominee of the successor.

Unless otherwise indicated in the prospectus supplement, registered debt securities issued in global form will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, or another depositary appointed by Dow, and registered in the name of the depositary or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depositary for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued with respect to each $500 million of principal amount and one or more additional certificates will be issued with respect to any remaining principal amount of debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Dow as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Dow or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Dow, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Dow’s responsibility or the trustee’s, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Dow or the trustee. Under these circumstances, in the event Dow does not appoint a successor securities depository, debt security certificates will be printed and delivered.

Dow may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Dow believes to be reliable, but Dow takes no responsibility for their accuracy.

Certain Covenants Applicable to Senior Debt Securities

Limitations on Liens

The senior indenture provides that, subject to the exceptions described below and those set forth under “Exempted Indebtedness,” Dow may not, and may not permit any restricted subsidiary to, create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•	liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

•	liens existing on the date of the indenture;

•	liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

•	liens which secure debt owing to Dow or a subsidiary by a restricted subsidiary;

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liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property; provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which the construction or improvement is located; provided further, that Dow and its restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of any improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

•	liens arising from assignments of money due under contracts with the United States or any State, or any department, agency or political subdivision of the United States or any State;

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liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

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statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and liens of a similar nature as those described above.

Limitation on Sale and Lease-Back Transactions

The senior indenture provides that, subject to the exceptions set forth below under the section of this prospectus captioned “Exempted Indebtedness,” sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of the sale and leaseback transaction are at least equal to the fair value of the property.

Exempted Indebtedness

Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

(1) the aggregate outstanding indebtedness of Dow and its consolidated subsidiaries incurred after the date of the indenture and secured by the liens relating to principal property; plus

(2) the aggregate discounted value of the obligations for rental payments in respect to the sale and lease-back transactions relating to principal property;

does not exceed 10% of consolidated net tangible assets.

There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

“Consolidated net tangible assets” means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

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all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

•	advances to entities accounted for on the equity method of accounting; and

•	intangible assets.

“Intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow’s balance sheet, of:

•	all trade names, trademarks, licenses, patents, copyrights and goodwill;

•	organizational and development costs;

•	deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

•	amortized debt discount and expense, less unamortized premium.

“Principal property” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow’s board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

“Restricted subsidiary” means any subsidiary:

•	of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

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that owns or operates one or more principal properties; provided, however, restricted subsidiary shall not include a subsidiary that is primarily engaged in the business of a finance or insurance company, and branches of that finance or insurance company.

“Subsidiary” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or one or more of its subsidiaries, or by Dow and one or more of its subsidiaries.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in an applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

The subordinated debt securities will, to the extent described in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness (as defined below). Upon any payment or distribution of assets to creditors pursuant to any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of ours, the holders of senior indebtedness will be entitled to payment in full of any principal, premium, if any, and interest on such senior indebtedness, before the holders of the subordinated debt securities will be entitled to any payment in respect of any principal, premium, if any, or interest on the subordinated debt securities. Because of the subordination, our creditors may ratably recover less than the holders of senior indebtedness, and more than the holders of the subordinated debt securities, upon liquidation or insolvency.

If the maturity of any subordinated debt securities is accelerated, the holders at that time of all senior indebtedness then outstanding will first be entitled to receive payment in full of all amounts due thereon, before the holders of the subordinated debt securities will be entitled to receive any payment of any principal, premium, if any, and interest on the subordinated debt securities.

No principal, premium or interest payments may be made in respect of the subordinated debt securities if:

•	a default beyond any grace period in any payment of principal, interest or any other monetary amounts has occurred and is continuing regarding any senior indebtedness;

•	an event of default resulting in the acceleration of the maturity of any senior indebtedness has occurred and is continuing;

•	any judicial proceeding is pending regarding any such default; or

•	Dow dissolves, winds-up, liquidates or reorganizes, whether in bankruptcy, insolvency or otherwise.

For purposes of the subordination provisions of the subordinated indenture, the payment, issuance and delivery of cash, property or securities, other than stock and our specified subordinated securities, upon conversion of a subordinated debt security, is a principal payment in respect of the subordinated debt security.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, including indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. The senior debt securities constitute senior indebtedness under the subordinated indenture.

The term “senior indebtedness” includes all amounts due on and obligations incurred in connection with any of the following, whether outstanding at the date the subordinated indenture is executed, or incurred or created after the subordinated indenture is executed, unless the instrument creating or evidencing the obligation provides that it is not senior in right of payment to the subordinated debt securities, or is equally senior with or junior to the subordinated debt securities:

•	our indebtedness, obligations and other liabilities, contingent or otherwise, incurred for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

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our reimbursement obligations and other liabilities, contingent or otherwise, regarding letters of credit, bankers’ acceptances issued for our account, interest rate protection agreements or currency exchange or purchase agreements;

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obligations and liabilities, contingent or otherwise, in respect of leases by us as lessee that are accounted for as capitalized lease obligations on our balance sheet in accordance with generally accepted accounting principles;

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all direct or indirect guarantees or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or assure a creditor against our loss in respect of, indebtedness, obligations or liabilities of another person described in any of the three immediately preceding provisions;

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any indebtedness described in any of the four immediately preceding provisions and that is secured by any mortgage, pledge, lien or other encumbrance existing on property owned or held by us, regardless of whether the indebtedness secured thereby has been assumed by us; and

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any deferrals, renewals, extensions and refunds of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in any of the five immediately preceding provisions.

“Senior indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Consolidation, Merger and Sale of Assets

Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

•	the successor corporation is Dow or is a domestic corporation that assumes Dow’s obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction, Dow or the successor corporation would not be in default under the indenture.

Events of Default

With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:

(1) default by Dow for 30 days in the payment of any installment of interest on the debt securities of that series;

(2) default by Dow in the payment of any principal on the debt securities of that series;

(3) default by Dow in the payment of any sinking fund installment;

(4) default by Dow in the performance, or breach by Dow, of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of that series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding;

(5) Dow commences bankruptcy or insolvency proceedings or consents to any bankruptcy relief sought against it;

(6) Dow becomes involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against it, if that order remains in effect for more than 60 consecutive days; or

(7) any other event of default established in accordance with a supplemental indenture or board resolution with respect to any series of debt securities.

No event of default described in clauses (1), (2), (3), (4) or (7) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

The indenture provides that if an event of default under clauses (1), (2), (3), (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to less than all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then-outstanding debt securities of the series affected by the event of default, each affected series treated as a separate class, may declare the principal of all the debt securities of each affected series, together with accrued interest, to be due and payable immediately. If an event of default under clauses (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. If an event of default under clauses (5) or (6) above shall have occurred, the principal of all the debt securities, together with accrued interest, will become due and payable immediately without any declaration or other act by the trustee or any holder. If prior to any judgment or decree for the payment of money due being entered or obtained, Dow delivers to the trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the trustee’s expenses and Dow has cured any defaults under the indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture that cannot be modified or amended without the approval of the holder of each debt security so affected.

Notwithstanding the foregoing, at Dow’s election, the sole remedy for an event of default specified in clause (4) above relating to the failure by Dow to comply with the covenant in the indenture requiring Dow to file with the trustee copies of the reports and other information it files with the SEC (“Dow’s SEC filing obligations”) and for any failure by Dow to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), which similarly requires Dow to file with the trustee copies of the reports and other information it files with the SEC, shall for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which an event of default relating to a failure to comply with Dow’s SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 270th day (or earlier, if such event of default is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge of Indenture

The indenture with respect to any series, except for the surviving obligations, including Dow’s obligation to compensate the trustee and to pay the principal of and interest on the debt securities of that series, will be discharged and canceled upon the satisfaction of specified conditions, including:

•	payment of all the debt securities of that series; or

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the deposit with the trustee of cash or U.S. government obligations or a combination of cash and U.S. government obligations sufficient for the payment or redemption in accordance with the indenture and the terms of the debt securities of that series.

Modification and Waiver

Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may, without the consent of the holders of all outstanding debt securities:

•	extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

Information About the Trustee

The trustee’s corporate trust office is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. The trustee’s principal corporate trust office in New York City is located at 101 Barclay Street, New York, New York 10286.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants to purchase securities. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•

the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of any material United States federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include common stock, preferred stock or depositary shares) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•

if applicable, the designation and terms of the common stock, preferred stock or depositary shares with which the warrants are issued, and the number of the warrants issued with each share of common stock or preferred stock or each depositary share;

•	if applicable, the date on and after which the warrants and the related common stock, preferred stock or depositary shares will be separately transferable;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or the number of shares of common stock or preferred stock or depositary shares at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Dow may issue stock purchase contracts that obligate you to purchase from Dow, and obligate Dow to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate Dow to purchase from you, and obligate you to sell to Dow, a specified or varying number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock or preferred stock, as the case may be, under the stock purchase contracts, either:

•	common stock;

•	preferred stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require Dow to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, Dow may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

Dow may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters or dealers, or

•	through a combination of any of these methods of sale.

Dow may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Dow may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. Dow will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Dow may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Dow pays them. Agents may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Dow and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

If Dow uses any underwriters in the sale of any of the securities, Dow will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

If Dow uses dealers in the sale of the securities, Dow will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

Shares of Dow common stock are principally traded on the New York Stock Exchange. Shares of Dow common stock also are listed on the Chicago, Pacific, Amsterdam, Berlin, Brussels, Dusseldorf, Frankfurt, Hamburg, Hannover, London, Paris, Switzerland and Tokyo exchanges and are traded on the Toronto, Boston, Cincinnati and Philadelphia Exchanges. Each series of securities will be a new issue and, other than the common stock, will have no established trading market. Dow may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Dow will not be obligated to do so. Dow can give no assurance as to the liquidity of the trading market for any of the offered securities.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, the validity of those securities, other than capital securities, will be passed upon for Dow by Kenneth D. Isley, Dow’s Assistant General Counsel— Corporate and Financial Law or another of Dow’s lawyers named in the applicable prospectus supplement. Unless other indicated in the applicable prospectus supplement, Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will act as legal counsel to the underwriters, agents or dealers. Mayer, Brown, Rowe & Maw LLP has from time to time acted as counsel for Dow and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to changes in the Company’s method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dow files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Dow to “incorporate by reference” information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference Dow’s Annual Report on Form 10-K for the year ended December 31, 2006.

Dow also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until Dow has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Dow’s subsequent filings with the SEC will automatically update and supersede information in this prospectus.

You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or telephoning Dow at the following address and telephone number:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: 989-636-1792

Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

$

The Dow Chemical Company

$                                 % Notes due 2012

$                                 % Notes due 2015

PROSPECTUS SUPPLEMENT

August     , 2009

Joint Book-Running Managers

BofA Merrill Lynch

Citi

HSBC

Morgan Stanley